--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM 8-K
                            ------------------------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 20, 1999

                                  AVNET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEW YORK                         1-4224                        11-1890605
 (STATE OR OTHER JURISDICTION             (COMMISSION                  (I.R.S. EMPLOYER
       OF INCORPORATION)                 FILE NUMBER)                 IDENTIFICATION NO.)

          2211 SOUTH 47TH STREET, PHOENIX, ARIZONA                        85034
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE -- (480) 643-2000

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On October 20, l999, Avnet, Inc. ("Avnet") completed its acquisition of Marshall Industries ("Marshall") following approval on October 19, 1999, by the Avnet and Marshall shareholders of an Amended and Restated Agreement and Plan of Merger dated as of June 25, 1999 (the "Merger Agreement") between Avnet and Marshall. Pursuant to the Merger Agreement, Marshall was merged into Avnet and its separate existence ceased. Holders of Marshall common stock who elected to receive all Avnet common stock in the merger received 0.82063 of a share of Avnet common stock for each share of Marshall common stock held by them at the effective time of the merger, and cash in lieu of any fractional share interest based upon the amount of $42.7719 for each full share of Avnet common stock. The other holders of Marshall common stock received the following for each share of Marshall common stock held by them at the effective time of the merger: (1) $22.91835 in cash, (2) 0.33839 of a share of Avnet common stock and (3) cash in lieu of any fractional share interest based upon the amount of $42.7719 for each full share of Avnet common stock. The exchange ratio was based upon the average ($42.7719) of the closing trade prices of Avnet common stock as reported on the New York Stock Exchange Composite Tape for the twenty consecutive trading days ending on October 12, 1999, the fifth trading day before the date of the Marshall shareholders' meeting at which the merger was approved.

     The acquisition of Marshall has a total value of approximately $615 million, as described in more detail on page 26 of this Report, plus the assumption of Marshall's net debt of $127 million. In order to finance the cash portion of the merger consideration of approximately $327 million and the retirement of the outstanding net debt of Marshall, Avnet initially borrowed the funds under its existing $700 million five-year credit facility with a syndicate of banks led by Bank of America, and under a new $500 million 364-day bank credit facility which was established in October 1999 with a syndicate of banks also led by Bank of America. Avnet has since repaid those funds and replaced such borrowings by issuing commercial paper. As reflected in the unaudited pro forma financial statements in Item 7 of this report, management of Avnet is contemplating issuing longer term fixed rate senior notes in the public market.

     Additional information required by Item 2 of Form 8-K was previously reported (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) in Avnet's Registration Statement on Form S-4, Registration No. 333-86721.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)-(b) The following documents are filed as part of this Report:

1. Financial Statements of Marshall Industries and
Subsidiaries:
                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................     4
Consolidated Balance Sheets at May 31, 1998 and 1999........     5
Consolidated Statements of Income for the years ended May
  31, 1997, 1998 and 1999...................................     6
Consolidated Statements of Shareholders' Investment for the
  years ended May 31, 1997, 1998 and 1999...................     7
Consolidated Statements of Cash Flows for years ended May
  31, 1997, 1998 and 1999...................................     8
Notes to Consolidated Financial Statements for the years
  ended May 31, 1997, 1998 and 1999.........................     9
Condensed Consolidated Balance Sheets at August 31, 1999 and
  May 31, 1999..............................................    21
Condensed Consolidated Income Statements for the three
  months ended August 31, 1999 and 1998.....................    22
Condensed Consolidated Statements of Cash Flows for the
  three months ended August 31, 1999 and 1998...............    23
Notes to Condensed Consolidated Financial Statements for the
  three months ended August 31, 1999........................    24

          2. Unaudited Pro Forma Condensed Consolidated
          Financial Statements:
Introduction................................................    26
Condensed Consolidated Statement of Income for the year
  ended July 2, 1999........................................    27
Condensed Consolidated Balance Sheet at July 2, 1999........    28
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................    29
     (c) Exhibits:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
     2        Amended and Restated Agreement and Plan of Merger dated as of June 25, 1999, between Avnet, Inc. and Marshall
              Industries, filed as Appendix A to the Joint Proxy
              Statement/Prospectus constituting Part I of Avnet's
              Registration Statement on Form S-4, Registration No.
              333-86721, and incorporated herein by reference.

    23        Consent of Arthur Andersen LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Marshall Industries:

     We have audited the accompanying consolidated balance sheets of Marshall Industries (a California corporation) and subsidiaries as of May 31, 1998 and 1999, and the related consolidated statements of income, shareholders' investment and cash flows for each of the three years in the period ended May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marshall Industries and subsidiaries as of May 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1999, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
August 25, 1999

                              MARSHALL INDUSTRIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     MAY 31,
                                                              ----------------------
                                                                1998         1999
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
                           ASSETS
CURRENT ASSETS:
Cash........................................................  $  4,796     $  2,831
Receivables, less reserves of $10,632 in 1998 and $9,089 in
  1999......................................................   212,956      215,041
Inventories.................................................   387,655      340,476
Prepaid expenses and other current assets...................    13,464        5,106
Deferred income tax benefits (Note 8).......................    22,872       20,985
                                                              --------     --------
Total current assets........................................   641,743      584,439
                                                              --------     --------
PROPERTY, PLANT AND EQUIPMENT, at cost (Note 1):
Land........................................................     9,068        6,837
Buildings and improvements..................................    39,052       34,816
Equipment, furniture, fixtures and other....................    32,285       34,056
Computer equipment..........................................    22,550       24,707
                                                              --------     --------
                                                               102,955      100,416
Accumulated depreciation and amortization...................   (57,099)     (61,691)
                                                              --------     --------
                                                                45,856       38,725
INVESTMENTS (Notes 4 and 5).................................    43,486       30,571
GOODWILL, NET (Note 3)......................................   120,744      117,179
OTHER ASSETS -- NET.........................................     1,995        1,614
                                                              --------     --------
                                                              $853,824     $772,528
                                                              ========     ========
          LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
Current portion of long-term debt (Note 7)..................  $  7,500     $ 17,500
Accounts payable............................................   168,008      167,598
Other accrued liabilities including salaries and wages......    30,639       27,771
                                                              --------     --------
Total current liabilities...................................   206,147      212,869
                                                              --------     --------
LONG-TERM DEBT (Note 7).....................................   245,500      144,000
DEFERRED INCOME TAX LIABILITIES AND OTHER (Notes 5, 6 and
  8)........................................................     1,738        5,468
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS' INVESTMENT (Notes 1 and 12):
Common stock, $1.00 par value Shares
  authorized -- 40,000,000 Shares issued and
  outstanding -- 16,616,364 in 1998 and in 1999.............    16,616       16,616
Additional paid-in capital..................................    41,019       41,019
Accumulated other comprehensive income (loss) (Note 11).....    (3,869)       3,583
Retained earnings...........................................   346,673      348,973
                                                              --------     --------
                                                               400,439      410,191
                                                              --------     --------
                                                              $853,824     $772,528
                                                              ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              MARSHALL INDUSTRIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED MAY 31,
                                                         --------------------------------------
                                                            1997          1998          1999
                                                         ----------    ----------    ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales..............................................  $1,184,604    $1,461,363    $1,722,646
Cost of sales..........................................     988,371     1,232,026     1,457,256
                                                         ----------    ----------    ----------
Gross profit...........................................     196,233       229,337       265,390
Selling, general and administrative expenses...........     128,927       163,556       204,879
                                                         ----------    ----------    ----------
Income from operations.................................      67,306        65,781        60,511
Write-down of equity investment (Note 4)...............          --            --        19,500
Interest expense (income) and other, net (Note 1)......      (1,197)        7,480        18,812
                                                         ----------    ----------    ----------
Income before income taxes and extraordinary gain......      68,503        58,301        22,199
Provision for income taxes (Notes 1 and 8).............      28,850        24,958        19,899
                                                         ----------    ----------    ----------
Income before extraordinary gain.......................      39,653        33,343         2,300
Extraordinary gain from termination of joint venture
  (Net of income taxes of $10,535) (Note 15)...........          --        14,615            --
                                                         ----------    ----------    ----------
NET INCOME.............................................  $   39,653    $   47,958    $    2,300
                                                         ==========    ==========    ==========
EARNINGS PER SHARE (BASIC):
Income per share before extraordinary gain.............  $     2.35    $     2.01    $     0.14
Extraordinary gain per share...........................          --          0.88            --
                                                         ==========    ==========    ==========
NET INCOME PER SHARE (Note 13).........................  $     2.35    $     2.89    $     0.14
                                                         ==========    ==========    ==========
EARNINGS PER SHARE (DILUTED):
Income per share before extraordinary gain.............  $     2.33    $     1.99    $     0.14
Extraordinary gain per share...........................          --          0.87            --
                                                         ==========    ==========    ==========
NET INCOME PER SHARE (Note 13).........................  $     2.33    $     2.86    $     0.14
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              MARSHALL INDUSTRIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

                                                                                         RETAINED
                                                    COMMON STOCK         ADDITIONAL      EARNINGS
                                                ---------------------     PAID-IN       AND OTHER
                                                  SHARES      AMOUNT      CAPITAL      EQUITY ITEMS
                                                ----------    -------    ----------    ------------
                                                              (DOLLARS IN THOUSANDS)
BALANCE, MAY 31, 1996.........................  17,278,864    $17,279     $ 53,653       $259,062
Purchase of company stock (Note 10)...........    (725,000)      (725)     (21,094)            --
Exercise of stock options.....................      62,500         62          531             --
Tax benefit from stock options exercised......          --         --          521             --
Net income....................................          --         --           --         39,653
                                                ----------    -------     --------       --------
BALANCE, MAY 31, 1997.........................  16,616,364     16,616       33,611        298,715
Stock options issued (Note 12)................          --         --        7,408             --
Other comprehensive loss (Note 11)............          --         --           --         (3,869)
Net income....................................          --         --           --         47,958
                                                ----------    -------     --------       --------
BALANCE, MAY 31, 1998.........................  16,616,364     16,616       41,019        342,804
Other comprehensive income, net (Note 11).....          --         --           --          7,452
Net income....................................          --         --           --          2,300
                                                ----------    -------     --------       --------
BALANCE, MAY 31, 1999.........................  16,616,364    $16,616     $ 41,019       $352,556
                                                ==========    =======     ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              MARSHALL INDUSTRIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED MAY 31,
                                                              -------------------------------
                                                                1997       1998        1999
                                                              --------   ---------   --------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 39,653   $  47,958   $  2,300
Adjustments to reconcile net income to net cash provided by
  (used for) operating activities:
  Extraordinary gain from termination of joint venture, net
    of income taxes.........................................        --     (14,615)        --
  Depreciation and amortization.............................     8,756       9,195     13,070
  Provision for bad debts...................................     2,370       2,540      3,477
  Write-down of equity investment...........................        --          --     19,500
  Loss on equity investment.................................        --          --      2,359
  Gain on sale of facilities, net...........................        --          --       (281)
  Interest on note receivable...............................    (2,421)       (172)        --
  Change in current assets and liabilities net of business
    acquired:
    Decrease (increase) in receivables......................   (29,354)      9,733     (5,562)
    Decrease (increase) in inventories......................   (43,537)    (24,119)    47,179
    Decrease (increase) in prepaid expenses.................        --      (1,114)       588
    Increase (decrease) in accounts payable.................    21,463      16,679       (410)
    Increase (decrease) in other accrued liabilities,
     including salaries and wages...........................     2,329        (533)    (5,643)
    Increase (decrease) in income taxes payable.............       326      (7,346)     7,770
  Deferred income tax benefit, net..........................    (1,431)     (2,541)       738
  Other.....................................................      (140)        260         10
                                                              --------   ---------   --------
         Total adjustments..................................   (41,639)    (12,033)    82,795
                                                              --------   ---------   --------
         Net cash provided by (used for) operating
           activities.......................................    (1,986)     35,925     85,095
                                                              --------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash consideration paid for acquired business...............        --    (174,460)        --
Net proceeds from termination of joint venture..............        --      14,615         --
Investment in Serial System Ltd.............................        --      (7,229)        --
Capital expenditures, net...................................    (2,706)    (12,216)    (7,441)
Proceeds on sale of facilities..............................        --          --     11,772
Deferred software costs.....................................      (124)         --         --
Other.......................................................        --         312         35
                                                              --------   ---------   --------
         Net cash provided by (used in) investing
           activities.......................................    (2,830)   (178,978)     4,366
                                                              --------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under bank credit lines.........    50,000      67,787    (84,000)
Net term loan borrowings (repayments).......................   (25,000)     79,761     (7,500)
Purchase of common stock....................................   (21,819)         --         --
Exercise of stock options...................................     1,114          --         --
Capitalized financing costs.................................        --      (1,384)        --
Other.......................................................        --          (2)        74
                                                              --------   ---------   --------
Net cash provided by (used in) financing activities.........     4,295     146,162    (91,426)
                                                              --------   ---------   --------
Net increase (decrease) in cash.............................      (521)      3,109     (1,965)
         Cash at beginning of year..........................     2,208       1,687      4,796
                                                              ========   =========   ========
         Cash at end of year................................  $  1,687   $   4,796   $  2,831
                                                              --------   ---------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for the following:
Interest....................................................  $  1,237   $   7,323   $ 15,156
                                                              ========   =========   ========
    Income taxes............................................  $ 29,558   $  43,911   $ 11,440
                                                              ========   =========   ========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:

     In March 1999, the Company sold its Irvine, California facility for $2.3 million in cash and a $2.5 million non-recourse note due in March 2000. The Company has leased this facility under a 12-month operating lease. The cash proceeds, all future note payments to and lease payments from the Company and the net gain related to this transaction have been deferred until the transaction is complete in March 2000 in accordance with SFAS No. 98, as described in Note 6.

  The accompanying notes are an integral part of these consolidated financial statements.

                              MARSHALL INDUSTRIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations:

     Through a network of sales and distribution facilities and corporate support and distribution centers in the United States, Canada and Mexico, the Company supplies and services a broad range of products, including semiconductor, passive component, connector and interconnect products, and computer and peripheral products, as well as production supplies.

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Revenue Recognition:

     Sales are recognized at the time of product shipment.

  Depreciation and Amortization:

     Depreciation on buildings is computed using the straight-line method over useful lives of 25 years. Building and leasehold improvements are amortized on the straight-line method over the shorter of the lives of the buildings or the remaining terms of the leases or useful lives of the assets. Depreciation on all other plant and equipment is computed on the straight-line and declining balance methods over useful lives of two to ten years. Maintenance and repairs and minor replacements of property are charged to expense when incurred. Major expenditures for additions and improvements are capitalized at cost. When assets are retired, or otherwise disposed of, the cost and related reserves are removed from the accounts, and any resulting gain or loss is included in income.

  Excess of Cost Over Fair Value:

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The goodwill amounts related to the purchase of Sterling and the investment in Eurotronics (see Notes 3 and 4) are being amortized on a straight-line basis over 40 and 30 years, respectively. On an ongoing basis, the Company will evaluate the carrying value and the remaining economic useful life of all goodwill, and will adjust the carrying value and the related amortization period if and when appropriate.

  Interest Expense and Other, Net:

     Interest income of $2.6 million, $0.4 million and $0.3 million is netted against interest expense in fiscal 1997, 1998 and 1999, respectively. In addition, amounts for 1998 and 1999 included the amortization of goodwill related to the Company's equity investment in Eurotronics and the Company's portion of SEI's net losses of $0.3 million and $4.0 million, respectively.

  Income Taxes:

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted tax rates.

                              MARSHALL INDUSTRIES

  Cash and Accounts Payable:

     The Company's banking arrangements provide for the daily replenishment of its bank accounts for check clearing requirements. Accordingly, outstanding checks of $33.5 million and $27.1 million that had not yet been paid by the Company's banks at May 31, 1998 and 1999, respectively, are reflected in cash and accounts payable in the accompanying consolidated financial statements.

  Inventories:

     The Company values its inventories at the lower of weighted average cost or market.

  Foreign Currency:

     Investments held in foreign entities are valued at the exchange rate in effect at the balance sheet date. The Company's pro-rata share of the earnings or loss from the investment in the SEI companies are translated at the monthly average exchange rates.

  Shareholders' Investment:

     The Company has authorized 200,000 shares of no par value preferred stock, of which none was outstanding at May 31, 1998 or 1999.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the consolidated financial statements.

  Concentration of Credit Risk:

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceed FDIC insured levels at various institutions. In addition, the Company has significant receivable balances from certain customers.

  Wholly Owned Subsidiaries:

     During fiscal 1997, the Company established the following wholly owned subsidiaries: Marshall Industries Technology Products to conduct U.S. sales activities, GS Marshall-Canada Inc. to conduct Canadian sales activities, and At Once, Inc. to conduct certain catalogue and telemarketing sales activities.

     In the second quarter of calendar 1998, the Company established Marshall Industries Investments B.V., a wholly owned subsidiary incorporated in the Netherlands, which holds a 16% minority interest in Eurotronics as discussed in
Note 4 to the accompanying consolidated financial statements.

     During the third quarter of fiscal 1998, the Company acquired all of the capital stock of Sterling Electronics Corporation as described in Note 3 to the accompanying consolidated financial statements.

     During fiscal 1999, the Company established MI Technology Products de Mexico, S. de R.L. de C.V. in order to conduct sales in Mexico.

     The Company is engaged in one business, the sales and distribution of electronic components, passive and connector components, computer products and production supplies.

                              MARSHALL INDUSTRIES

NOTE 2. PROPOSED AVNET ACQUISITION OF MARSHALL INDUSTRIES

     On June 25, 1999, the Company entered into a definitive agreement to merge with Avnet, one of the world's largest industrial distributors of electronic components and computer products, with net sales in the fiscal year ended July 2, 1999 of $6.3 billion and distribution operations in the Americas, Europe, South Africa and the Asia/Pacific region. Under the terms of the agreement, in connection with the merger, each outstanding share of Marshall common stock will be converted into the right to receive either $39.00 in cash or .81569 shares of the common stock of Avnet, subject to adjustment, or a combination thereof, in exchange for each Marshall share. This proposed acquisition of the Company by Avnet is subject to various regulatory approvals and approval by the shareholders of both companies.

NOTE 3. ACQUISITION OF STERLING ELECTRONICS CORPORATION

     On January 16, 1998, the Company acquired all of the outstanding capital stock of Sterling Electronics Corporation, a distributor of electronic components, for $21 per share or $169.0 million in cash plus the assumption of Sterling's outstanding debt of $55.5 million and other acquisition costs of $5.5 million. This acquisition was accounted for using the purchase method of accounting. The excess of cost over fair market value of the net assets acquired at the date of acquisition was estimated at $120.7 million, which is being amortized over 40 years. Accumulated amortization relating to this goodwill was $1.2 million and $4.2 million at May 31, 1998 and 1999, respectively. The operating results of Sterling are included with those of the Company from the date of acquisition. Sterling's net sales of $140.7 million and $347.0 million were included in the Company's fiscal 1998 and 1999 results, respectively.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Sterling as if the acquisition had occurred on June 1, 1996 and June 1, 1997, respectively. The unaudited pro forma results include estimates of goodwill amortization and increased interest expense (in thousands, except per share data):

                                                                YEARS ENDED MAY 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Net sales...................................................  $1,535,348    $1,741,163
Income before extraordinary gain............................      38,770        32,554
Net income..................................................      38,770        47,169
Income per share before extraordinary gain, basic...........        2.30          1.96
Net income per share, basic.................................        2.30          2.84
Income per share before extraordinary gain, diluted.........        2.28          1.94
Net income per share, diluted...............................        2.28          2.81
                                                              ==========    ==========

     This unaudited pro forma sales and earnings information is not necessarily indicative of the combined results that would have occurred had the acquisition been completed as of such date, nor is it necessarily indicative of results that may occur in the future.

NOTE 4. INVESTMENT IN EUROTRONICS

     During the first quarter of fiscal 1998, the Company converted the note receivable from SEI plus accrued interest into a minority equity interest of 16% in Eurotronics, the holding company for SEI's electronics distribution companies. In connection with this conversion, the Company granted a stock option to SEI, which is exercisable until September 15, 1999, to purchase 874,545 shares of the Company's stock at a price of $34.5685 per share, which was based on the average trading price of the Company's stock for the 90 days preceding the conversion date. The Company has accounted for this investment using the equity method. The Company believes that it has significant influence on the operations of SEI through its board membership and

                              MARSHALL INDUSTRIES
its veto rights on certain significant aspects of the operations of the business. At conversion of the note receivable, the Company's investment, including the value of the stock option at $7.4 million, exceeded the net assets of Eurotronics by $30 million. Goodwill is being amortized over a period of thirty years. Goodwill amortization of $307,000 and $1,622,000 was recorded during fiscal 1998 and 1999, respectively. During fiscal 1998 and fiscal 1999 the Company recorded non-cash currency translation losses of $192,000 and $474,000, respectively, on the investment with an offsetting charge against shareholders' investment. The Company recorded $291,000 and $2,359,000 in net losses in fiscal 1998 and 1999, respectively, as its share of SEI's results of operations for such periods. The amortization of goodwill and the Company's share of SEI's operating results are included in "Interest expense (income) and other, net" in the Company's accompanying Consolidated Statements of Income.

     As reported by Avnet, it has entered into an agreement with the shareholders of Eurotronics to purchase the 84% of Eurotronics not owned by the Company. Due to the significant changes in market conditions affecting the industry, particularly in Europe, the net book value of the Company's 16% position in Eurotronics exceeds its current realization value. Accordingly, the Company has written down its investment in Eurotronics to $16.0 million to reflect its estimated current market value. The $19.5 million write-down does not include any income tax benefit and will not affect the pending acquisition of the Company by Avnet as described in Note 2 to these consolidated financial statements.

NOTE 5. INVESTMENT IN SERIAL SYSTEMS, LTD.

     In April 1998, the Company purchased 17,814,138 shares, comprising approximately 9%, of the common stock of Serial Systems Ltd., an electronic components distributor based in Singapore, the shares of which are traded on the Stock Exchange of Singapore. The purchase price for the shares, which were newly issued shares, was $7.2 million. In connection with this transaction, Marshall and Serial entered into a joint marketing agreement to increase each company's ability to service the global marketplace. The investment in Serial is accounted for as marketable securities available for sale. Consequently, the investment in Serial was written down by $3.6 million to $3.6 million at May 31, 1998 due to the market decline of Serial's common stock and the decline of the Singapore dollar to the U.S. dollar. In May 1999, Serial issued a one-third stock dividend to all of its shareholders which increased the number of shares held by the Company to 23,752,184 shares, comprising approximately 9% of the common stock of Serial as of May 31, 1999. As of May 31, 1999, the investment in Serial is carried at $14.6 million due to an increase in its stock price. The Company did not record a tax benefit in fiscal 1998 as a result of the investment write-down, but recorded tax expense of $3.0 million in other comprehensive income in fiscal 1999 related to the total investment gain over cost of $7.4 million. These adjustments are reflected in the Company's shareholders' investment in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

NOTE 6. SALES OF FACILITIES

     In October 1998, the Company sold its Dallas, Texas facility for cash proceeds of $2.6 million. The facility had been leased to a third party. The gain recorded on the sale of the Dallas facility was $0.8 million. In March 1999, the Company received $5.1 million for the sale of its Milpitas, California facility. The Company has leased this facility under a five-year operating lease. This sale is accounted for as a sale-leaseback transaction under SFAS No. 98, "Accounting for Leases." SFAS No. 98 requires that the Company recognize any gain in excess of the present value of the minimum lease payments, with the remaining gain allocated over the term of the lease. The gain recognized in fiscal 1999 was not material to the Company's financial position or results of operations. The remaining gain to be allocated over the term of the

                              MARSHALL INDUSTRIES
lease amounted to $2.5 million. The future minimum lease payments under the terms of this lease are as follows:

YEAR ENDING MAY 31,                                               AMOUNT
-------------------                                           --------------
                                                              (IN THOUSANDS)
2000........................................................      $  593
  2001......................................................         593
  2002......................................................         593
  2003......................................................         593
  2004......................................................         544
                                                                  ------
          Total.............................................      $2,916
                                                                  ======

     In March 1999, the Company also sold its Irvine, California facility for $2.3 million in cash and a $2.5 million non-recourse note due in March 2000. The Company has leased this facility under a 12-month operating lease. This transaction is accounted for under the financing method of sale-leaseback accounting in accordance with SFAS No. 98. The financing method requires that the cash proceeds on the sale, the payments received on the note and the lease payments made, net of imputed interest expense, be deferred until the transaction is complete in March 2000. At that time, the total net gain of $3.0 million will be recognized. At May 31, 1999, the deferred balance for this transaction totaled $2.2 million.

NOTE 7. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                    MAY 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Bank credit lines...........................................  $153,000    $ 69,000
Term loan...................................................   100,000      92,500
                                                              --------    --------
                                                               253,000     161,500
Less current portion........................................     7,500      17,500
                                                              --------    --------
                                                              $245,500    $144,000
                                                              ========    ========

  Bank Credit Lines

     Concurrent with the acquisition of Sterling, the Company entered into an agreement for a $325 million unsecured credit facility expiring in November 2002 with a group of banks (the "Agreement") to finance the purchase of Sterling, retire all existing debt of both companies and provide for ongoing working capital requirements. The credit facility consists of a $100 million term loan and a revolving facility of $225 million. The facility, which replaced the Company's previous bank line of credit, provides for interest on borrowings at either LIBOR plus a margin or at a prime rate of interest. At May 31, 1999, the prime rate was 7.75%. The facility is subject to a commitment fee on the unused line of credit and has no compensating balance requirements. Both the LIBOR margin on the borrowing and the fees on the unused line of credit are based on the Company's ratio of total funded debt to operating cash flow, as defined in the Agreement, calculated on a rolling four quarter basis. Based on the Company's performance under this calculation, the LIBOR margin on borrowings is expected to range from .375% to .950%, and fees for the unused line of credit will range from .125% to .375%.

     The Agreement requires the Company, among other things, to meet certain interest coverage ratios and maintain certain minimum tangible net worth levels and current ratios. In addition, the Agreement prohibits the Company from making investments in other companies (with certain exceptions) or paying dividends in

                              MARSHALL INDUSTRIES
excess of certain amounts. Pursuant to the terms of the Agreement, there is a first priority lien on 100% (65% for foreign) of the equity or other ownership interests of all material subsidiaries of the Company and all material subsidiaries of the Company have jointly and severally guaranteed the Agreement. The Company's current material subsidiaries, as defined in the Agreement, are Sterling and Marshall Industries Technology Products.

  Term Loan

     Beginning February 28, 1999, there were quarterly reductions on the $100 million term loan portion of the credit facility totaling $7.5 million for fiscal 1999 and increasing in amounts from $17.5 million in the aggregate for fiscal 2000 to a total reduction of $100 million over the term of the Agreement.

  Interest Rate Swap Agreements

     At May 31, 1999, the Company had interest rate swap agreements with two banks for the notional amounts of $40 million and $30 million to manage variable interest rate exposure. The agreements expire in January 2003 and are accounted for as hedge instruments. The Company agreed to exchange, at quarterly intervals, the difference between the Company's floating rate interest obligations with fixed pay rates of 5.775% and 5.725% per annum, respectively. The notional amounts of these agreements do not represent amounts exchanged by the parties, and thus, are not a measure of the exposure to the Company. During fiscal 1999, the Company reduced the notional amounts of the currently existing agreements and terminated two other swap agreements. Fees paid to reduce the notional amounts and terminate the swap agreements were not material to the Company's position or results of operations. Additional interest expense resulting from these agreements totaled $0.5 million in fiscal 1999.

  Maturities of long-term debt

     The maturities of long-term debt are as follows:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Fiscal Year Ended May 31,
2000........................................................     $ 17,500
  2001......................................................       22,500
  2002......................................................       32,500
  2003......................................................       89,000
                                                                 --------
                                                                 $161,500
                                                                 ========

  Fair Value

     The Company's bank credit lines and term loan approximate fair value as they bear floating interest rates.

NOTE 8. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                              MARSHALL INDUSTRIES

                                                         1997       1998       1999
                                                        -------    -------    -------
Current:
Federal...............................................  $23,386    $26,292    $15,520
  State...............................................    6,895      6,660      3,641
                                                        -------    -------    -------
                                                         30,281     32,952     19,161
                                                        -------    -------    -------
Deferred:
  Federal.............................................   (1,144)     2,247      1,251
  State...............................................     (287)       294       (513)
                                                        -------    -------    -------
                                                         (1,431)     2,541        738
                                                        -------    -------    -------
          Total.......................................  $28,850    $35,493    $19,899
                                                        =======    =======    =======

     The difference between the income tax provision at the Federal statutory rate and the recorded income tax provision is reconciled as follows (in thousands):

                                                         1997       1998       1999
                                                        -------    -------    -------
Computed Federal income taxes at the statutory rate...  $23,976    $29,208    $ 7,770
Permanent items -- goodwill amortization..............       --         --      1,851
State income taxes, net of Federal income tax
  benefit.............................................    4,295      5,207      2,033
Temporary difference not benefitted...................       --         --      7,800
Other, net............................................      579      1,078        445
                                                        -------    -------    -------
Provision for income taxes............................  $28,850    $35,493    $19,899
                                                        =======    =======    =======

     As of May 31, 1998 and 1999, deferred tax assets (liabilities) were comprised of the following (in thousands):

                                                               1998       1999
                                                              -------    -------
Operating reserves..........................................  $14,854    $11,250
Tax depreciation in excess of book amounts..................   (3,255)    (2,014)
Deferred gain on sale of buildings..........................       --      1,575
Capitalization of inventory costs for income tax purposes...    1,253      1,249
State tax provision.........................................    1,921        617
Write-down equity investment................................       --      7,800
Provision for unrealized gain on investment.................       --     (3,000)
Vacation expense accrued for book purposes..................    1,151      1,272
Other, net..................................................    5,210      6,447
Valuation allowance.........................................       --     (7,800)
                                                              -------    -------
          Total net deferred tax asset......................  $21,134    $17,396
                                                              =======    =======

     As of May 31, 1999, the Company had total deferred tax assets of $21.0 million and total deferred tax liabilities of $3.6 million. The valuation allowance against deferred tax assets at May 31, 1999 relates to a write-down in an equity investment where no tax benefits have been recorded.

NOTE 9. EMPLOYEE BENEFIT PLANS

  Tax Deferred Profit Sharing Plan:

     Effective October 1, 1998, the Sterling Electronics Corporation 401(k) Plan was merged with the Marshall Industries Tax Deferred Profit Sharing Plan (the "Plan"). Under the provisions of the Plan,

                              MARSHALL INDUSTRIES
participating employees may defer from two to fifteen percent, with certain limitations, of their earnings, and such amount is deposited in a nonforfeitable, fully vested trust account for the employees' benefit. The Company contributes quarterly an amount equal to 50 percent of the employees' contributions, limited to 3% of each such employee's earnings for the quarter. Forfeitures of matching contributions are used to reduce the employer's matching contributions. Company contributions may be limited to the extent of net profits and must be invested in the Company's outstanding shares. At May 31, 1999, the Plan owned less than 2% of the Company's outstanding shares. Company contributions to the Plan amounted to $1.2 million in 1997, $1.4 million in 1998 and $1.9 million in 1999.

  Employee Compensation Plans:

     Sterling has supplemental compensation plans for certain key employees. These plans provide certain benefits upon retirement or termination. The expense related to these plans for fiscal year 1998 and 1999 are not material to the Company's results of operations.

NOTE 10. COMMITMENTS AND CONTINGENCIES

  Lease Commitments:

     The Company leases certain facilities and equipment under operating leases expiring at various dates through fiscal year 2007. The aggregate rent expense for all operating leases was $2.6 million in 1997, $4.0 million in 1998 and $7.3 million in 1999.

     The future minimum lease payments under all leases are shown below (in thousands):

                                                              OPERATING
                                                               LEASES
                                                              ---------
Year Ending May 31,
2000........................................................   $ 5,090
  2001......................................................     4,083
  2002......................................................     3,305
  2003......................................................     2,305
  2004......................................................     1,817
  Thereafter................................................     2,145
                                                               -------
                                                               $18,745
                                                               =======

  Stock Buy-Back:

     During fiscal 1997, the Company purchased 725,000 shares of the Company's common stock at an aggregate amount of $21.8 million under the stock repurchase plan authorized by the Board of Directors in May 1996.

  Litigation:

     In February 1999, a lawsuit was filed against the Company under the private citizen enforcement provisions of the California Safe Drinking Water and Toxic Enforcement Act of 1986 or "Proposition 65," Cal. Health & Safety Code Sections 25249.5-25249.13, and under the California Unfair Competition Act, Cal. Bus. & Prof. Code Section 17200. This lawsuit was settled in May 1999. The results of the settlement were not material to the Company's financial position or results of operations.

     There are currently no material pending legal proceedings to which the Company or any of its subsidiaries is a party.

                              MARSHALL INDUSTRIES

  Income Taxes:

     During fiscal 1997, the Internal Revenue Service ("IRS") completed its examination of the Company's Federal income tax returns for taxable years 1991 through 1994 which resulted in the issuance of a deficiency notice seeking additional taxes. This assessment was appealed by the Company at the administrative appeals level. During fiscal 1999, the IRS concluded its review of this administrative appeal in favor of the Company on all of the material issues and the final assessment did not have a material impact on the Company's financial position or results of operations.

NOTE 11. COMPREHENSIVE INCOME

     During fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires disclosure of comprehensive income defined as the aggregate change in shareholders' equity excluding changes in ownership interests. The Company recognized comprehensive income as follows (in thousands):

                                                         1997       1998       1999
                                                        -------    -------    -------
Net income............................................  $39,653    $47,958    $ 2,300
Foreign currency translation loss.....................       --       (228)      (918)
Unrealized gain (loss) on Serial System, Ltd..........       --     (3,641)    11,370
Tax provision on gain on Serial System Ltd............       --         --     (3,000)
                                                        -------    -------    -------
Comprehensive income..................................  $39,653    $44,089    $ 9,752
                                                        =======    =======    =======

NOTE 12. STOCK OPTIONS

     The Company has two active stock option plans which provide for the granting of incentive and nonqualified stock options covering 1,100,000 shares of common stock. There was one other plan, which was inactive with respect to the granting of new options, during the periods reported. Nonqualified stock options may have an exercise price which is less than market value at the date of grant; incentive stock options must have an exercise price equal to market value at the date of grant. There were 35,000, 250,000 and 260,000 options granted in fiscal 1997, 1998 and 1999, respectively, at exercise prices ranging from $17.625 to $35.625 per share. At May 31, 1999, 218,750 shares were available for additional grants.

     In March and April 1999, the Company reduced the exercise price of 455,000 stock options outstanding from market value at date of grant to $17.625 per share. The market price of the Company's common stock was $14.625 as of the March repricing and $17.00 as of the April repricing. In fiscal 1999, the Company did not record any compensation expense related to these repricings since the option price was above market price at the date of repricing.

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal 1999, the Company continues to account for stock compensation costs in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Company's stock plans been determined in accordance with SFAS No. 123, the Company's

                              MARSHALL INDUSTRIES
net income and earnings per share would have been reduced to the following pro forma amounts (in thousands except per share data):

                                                           1997       1998       1999
                                                          -------    -------    ------
Net income                                 As reported    $39,653    $47,958    $2,300
                                           Pro forma      $39,490    $47,564    $   (7)
Net income per share, basic                As reported    $  2.35    $  2.89    $ 0.14
                                           Pro forma      $  2.34    $  2.86    $ 0.00
Net income per share, diluted              As reported    $  2.33    $  2.86    $ 0.14
                                           Pro forma      $  2.32    $  2.84    $ 0.00

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to May 31, 1995, the resulting pro forma compensation costs may not be representative of those to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for options granted in fiscal 1997, 1998 and 1999: risk-free interest rate of approximately 7%, 6% and 5%, respectively; expected dividend yields of 0%; expected volatility of approximately 29%; and expected life of 6 years.

     The following is a summary of changes in outstanding options for the Company's stock option plans for the three years ended May 31, 1999:

                                                                        WEIGHTED-AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                             -------    ----------------
OPTIONS OUTSTANDING AT MAY 31, 1996........................  483,500        $17.531
Options granted............................................   35,000         30.089
Options exercised..........................................  (62,500)         9.494
Options expired or canceled................................   (5,000)        30.000
                                                             -------        -------
OPTIONS OUTSTANDING AT MAY 31, 1997........................  451,000         19.481
Options granted............................................  250,000         32.684
                                                             -------        -------
OPTIONS OUTSTANDING AT MAY 31, 1998........................  701,000         24.190
Options granted............................................  260,000         19.173
Options forfeited..........................................  (38,750)        27.867
                                                             -------        -------
OPTIONS OUTSTANDING AT MAY 31, 1999........................  922,250        $18.618
                                                             =======        =======
Options exercisable at May 31, 1997........................  111,000        $21.138
Options exercisable at May 31, 1998........................  153,500         23.363
Options Exercisable at May 31, 1999........................  253,500         17.982
                                                             =======        =======

     The following table outlines the detail of options outstanding at May 31, 1999:

                                                 WEIGHTED-AVERAGE                     WEIGHTED-AVERAGE
  NUMBER                      WEIGHTED-AVERAGE      REMAINING       EXERCISABLE AT   EXERCISE PRICE OF
OF OPTIONS    OPTION PRICE     EXERCISE PRICE    CONTRACTUAL LIFE    MAY 31, 1999    EXERCISABLE SHARES
----------   --------------   ----------------   ----------------   --------------   ------------------
 260,000     $        14.00       $ 14.00              11.9             50,000            $ 14.00
 455,000             17.625        17.625               7.9            147,500             17.625
 186,250      23.375-35.625        28.585               8.8             35,000             30.634
  21,000         8.675-8.90          8.89               1.7             21,000               8.89
 -------     --------------       -------              ----            -------            -------
 922,250     $8.675-$35.625       $18.618               9.1            253,500            $17.982
 =======     ==============       =======              ====            =======            =======

                              MARSHALL INDUSTRIES

     The difference between the quoted market value of the shares at the date of grant and the option price for grants made under the nonqualified plans is charged to income as compensation expense over the vesting periods of the related options. No amounts were charged in fiscal 1997, 1998 and 1999. Options granted vest over periods from four to ten years and are exercisable over periods from ten to twenty years. The income tax effect of any difference between the market price at the grant date and the market price at the exercise date is credited to additional paid-in capital as the options are exercised. Upon a change in control of the Company, all options become fully vested and exercisable.

     There are an additional 874,545 shares of options outstanding at $34.5685 per share as discussed in Note 4, which expire in September 1999.

NOTE 13. INCOME PER SHARE

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" (EPS), which requires dual presentation of basic EPS and diluted EPS, simplifies existing computational guidelines, and increases the comparability of earnings per share on an international basis. SFAS 128 was effective for periods ending after December 15, 1997. All prior periods have been restated.

     Income, average weighted shares outstanding and earnings per share data as restated for SFAS No. 128 are as follows (in thousands, except per share data):

                                                          FOR THE YEARS ENDED MAY 31,
                           ------------------------------------------------------------------------------------------
                                       1997                           1998                           1999
                           ----------------------------   ----------------------------   ----------------------------
                                              PER SHARE                      PER SHARE                      PER SHARE
                           INCOME    SHARES    AMOUNT     INCOME    SHARES    AMOUNT     INCOME    SHARES    AMOUNT
                           -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
BASIC EARNINGS PER SHARE
Income before
extraordinary gain.......  $39,653   16,861     $2.35     $33,343   16,616     $2.01     $ 2,300   16,616     $0.14
  Extraordinary gain.....       --       --        --      14,615   16,616      0.88          --       --        --
  Net income.............   39,653   16,861      2.35      47,958   16,616      2.89       2,300   16,616      0.14
  Options................       --      136                    --      156        --                   44
                           -------   ------     -----     -------   ------     -----     -------   ------     -----
  DILUTED EARNINGS PER
    SHARE
  Income before
    extraordinary gain...  $39,653   16,997     $2.33     $33,343   16,772     $1.99     $ 2,300   16,660     $0.14
  Extraordinary gain.....       --       --        --      14,615   16,772      0.87          --       --        --
  Net income.............   39,653   16,997      2.33      47,958   16,772      2.86     $ 2,300   16,660     $0.14
                           =======   ======     =====     =======   ======     =====     =======   ======     =====

     The effect of this accounting change on previously reported earnings per share (EPS) data was as follows:

                                                              FOR THE YEAR ENDED
                                                                 MAY 31, 1997
                                                              ------------------
PER SHARE AMOUNTS
Diluted EPS as reported.....................................        $2.32
  Effect of SFAS No. 128....................................          .01
                                                                    -----
  Diluted EPS as restated...................................        $2.33

     Options to purchase 1,059,545 shares of common stock at option prices ranging from $23.375 to $35.625 per share were outstanding as of May 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares for the year ended May 31, 1999. The options expire on September 15, 1999 through July 31, 2008.

                              MARSHALL INDUSTRIES

     In fiscal 1998, options to purchase 115,000 shares of common stock at $35.625 and $35.875 per share were outstanding as of May 31, 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares for the year ended May 31, 1998.

     In fiscal 1997, options to purchase 50,000 shares of common stock at $35.875 per share were outstanding as of May 31, 1997, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares for the year ended May 31, 1997.

NOTE 14. BUSINESS SEGMENT

     The Company is engaged in the distribution of industrial electronic components, passive and connector components, computer products and production supplies through a nationwide network of sales and distribution facilities. In the opinion of management, the Company's products are identifiable to only one segment.

     The Company's Canadian and Mexican operations are currently not material to its results of operations or financial position.

     The Company's revenues are derived from four main product lines as described below (in thousands of dollars):

                                                    1997          1998          1999
                                                 ----------    ----------    ----------
Semiconductors.................................  $  850,647    $  940,645    $1,064,847
Passive Components, Connectors and Interconnect
Products.......................................     128,667       203,204       294,874
Computer and Peripheral Products...............     134,062       241,048       292,222
Industrial Production Supplies.................      71,229        76,466        70,703
                                                 ----------    ----------    ----------
                                                 $1,184,604    $1,461,363    $1,722,646

NOTE 15. ACCORD CONTRACT SERVICES JOINT VENTURE

     In August 1996, the Company formed a joint venture with Wyle Electronics ("Wyle"), another distributor of semiconductors and computer products. The venture, known as Accord Contract Services LLC ("Accord"), was 50% owned by each of the Company and Wyle.

     On or about August 6, 1997 Raab Karcher AG, an indirect wholly owned subsidiary of VEBA AG, consummated a tender offer for all or substantially all of the common stock of Wyle. Under the terms of the Agreement, such a change in the ownership of Wyle entitled the Company, at its option, to initiate the dissolution of Accord. In such event, the Agreement provided that the Company was entitled to receive termination fees in the aggregate amount of approximately $25 million from Wyle. The Company elected to terminate the joint venture and received a termination fee of $25.1 million on September 30, 1997, which was recorded in the Company's second quarter fiscal 1998 results of operations as an extraordinary item, net of the related income taxes.

NOTE 16. SHAREHOLDER RIGHTS PLAN

     In February 1999 the Board of Directors adopted a Shareholder Rights Plan. The Plan was designed to protect all shareholders of the Company against hostile acquirers who may seek to take advantage of the Company without paying all shareholders of the Company a full and fair price. As part of this Plan, a special type of dividend was declared on the common stock of the Company in the form of a distribution of rights to all shareholders of record on February 19, 1999.

                              MARSHALL INDUSTRIES

                              MARSHALL INDUSTRIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000'S OMITTED)

                                                              AUGUST 31,       MAY 31,
                                                                 1999           1999
                                                              -----------    -----------
                                                              (UNAUDITED)     (AUDITED)
ASSETS
Current Assets:
  Cash......................................................   $  1,697       $  2,831
  Receivables -- net........................................    227,939        215,041
  Inventories...............................................    343,993        340,476
  Deferred income tax benefits..............................     20,985         20,985
  Prepaid expenses and other current assets.................      4,232          5,106
                                                               --------       --------
Total current assets........................................    598,846        584,439
                                                               --------       --------
Property, Plant and Equipment, net of accumulated
  depreciation and amortization of $63,512 at August 31,
  1999 and $61,691 at May 31, 1999..........................     37,612         38,725
Investments.................................................     41,260         30,571
Goodwill -- net.............................................    116,427        117,179
Other Assets -- net.........................................      1,557          1,614
                                                               --------       --------
Total Assets................................................   $795,702       $772,528
                                                               ========       ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
Current portion of long-term debt...........................   $ 18,750       $ 17,500
  Accounts payable and accrued expenses.....................    198,077        195,369
  Income taxes payable......................................      5,487             --
                                                               --------       --------
Total current liabilities...................................    222,314        212,869
                                                               --------       --------
Long-Term Debt..............................................    141,000        144,000
Deferred Income Tax Liabilities and other...................      8,462          5,468
Shareholders' Investment....................................    415,181        406,608
Accumulated other comprehensive income......................      8,745          3,583
                                                               --------       --------
Total Liabilities and Shareholders' Investment..............   $795,702       $772,528
                                                               ========       ========

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                              MARSHALL INDUSTRIES

                              MARSHALL INDUSTRIES

                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                     (000'S OMITTED EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   AUGUST 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Net sales...................................................  $446,937    $460,879
Cost of sales...............................................   379,628     388,023
                                                              --------    --------
Gross profit................................................    67,309      72,856
  Selling, general and administrative expenses..............    49,178      54,300
                                                              --------    --------
Income from operations......................................    18,131      18,556
  Interest expense and other-net............................     3,340       4,154
                                                              --------    --------
Income before income taxes..................................    14,791      14,402
  Provision for income taxes................................     6,343       6,532
                                                              --------    --------
Net income..................................................  $  8,448    $  7,870
                                                              ========    ========
Net income per share (basic)................................  $    .51    $    .47
                                                              ========    ========
Net income per share (diluted)..............................  $    .50    $    .47
                                                              ========    ========
Average number of shares outstanding:
  Basic.....................................................    16,618      16,616
                                                              ========    ========
  Diluted...................................................    16,847      16,701
                                                              ========    ========

  The accompanying notes are an integral part of these condensed consolidated income statements.

                              MARSHALL INDUSTRIES

                              MARSHALL INDUSTRIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                (000'S OMITTED)

                                                              THREE MONTHS ENDED
                                                                  AUGUST 31,
                                                              -------------------
                                                               1999        1998
                                                              -------    --------
Cash flows from operating activities:
Net income..................................................  $ 8,448    $  7,870
  Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
     Depreciation and amortization..........................    2,793       3,140
     Loss (gain) on equity investments......................      500        (741)
     Gain on sale of fixed assets...........................     (123)         --
     Provision for bad debts................................      812         937
     Net increase in current assets and liabilities.........   (8,158)    (11,670)
     Other operating activities.............................       --         223
                                                              -------    --------
Net cash provided by (used for) operating activities........    4,272        (241)
Cash flows from investing activities:
  Investment in marketable securities.......................   (3,000)         --
  Capital expenditures, net.................................     (853)     (1,911)
  Other investing activities................................       21          --
                                                              -------    --------
Net cash used in investing activities.......................   (3,832)     (1,911)
Cash flows from financing activities:
  Net borrowings under bank lines of credit.................    2,000       9,000
  Repayments of term loan...................................   (3,750)         --
  Exercise of stock options.................................      130          --
  Other.....................................................       46        (123)
                                                              -------    --------
Net cash provided by (used in) financing activities.........   (1,574)      8,877
                                                              -------    --------
Net increase (decrease) in cash.............................   (1,134)      6,725
Cash at the beginning of the period.........................    2,831       4,796
                                                              -------    --------
Cash at the end of the period...............................  $ 1,697    $ 11,521
                                                              =======    ========
Cash payments during the three months for the following:
     Interest...............................................  $ 2,690    $  4,451
                                                              =======    ========
     Income taxes...........................................  $    18    $    589
                                                              =======    ========

The accompanying notes are an integral part of these condensed consolidated cash flow statements.

                              MARSHALL INDUSTRIES

                              MARSHALL INDUSTRIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: GENERAL

     The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto in the Company's Form 10-K for the year ended May 31, 1999.

     In the opinion of the Company, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the Company's financial position as of August 31, 1999 and the results of its operations for the three-month periods and its cash flows for the three-month periods ended August 31, 1999 and 1998.

NOTE 2: ACCOUNTING POLICIES

     Reference is made to Note 1 of Notes to Consolidated Financial Statements in the Company's Form 10-K for the summary of significant accounting policies.

NOTE 3: PROPOSED AVNET ACQUISITION OF MARSHALL INDUSTRIES

     The Company has entered into a definitive agreement to merge with Avnet, one of the world's largest industrial distributors of electronic components and computer products. Under the terms of the agreement, in connection with the merger, each outstanding share of Marshall common stock will be converted into the right to receive either $39 in cash or .81569 shares of the common stock of Avnet, subject to possible adjustment, or a combination thereof, in exchange for each Marshall share. This proposed acquisition of the Company by Avnet is subject to various regulatory approvals and approval by the shareholders of both companies. The shareholders' meetings are scheduled for October 19, 1999. The acquisition is expected to be complete subsequent to the end of the quarter.

NOTE 4: EARNINGS PER SHARE AND CAPITAL STRUCTURE

     The Company calculates its earnings per share in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share is computed based on the weighted average number of common shares outstanding and excludes any potential dilution; diluted earnings per share reflects potential dilution from the exercise or conversion of securities into common stock. The number of dilutive securities for the first quarters of fiscal years 2000 and 1999 amounted to 229,000 shares and 85,000 shares, respectively.

     Options to purchase 889,545 shares of common stock at option prices ranging from $34.5685 to $35.625 per share were outstanding as of August 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the shares for the three months ended August 31, 1999. The options expire on dates ranging from September, 1999 through October, 2007.

     Options to purchase 1,219,545 shares of common stock at option prices ranging from $27.875 to $35.875 per share were outstanding as of August 31, 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the shares for the three months ended August 31, 1998. The options expire on dates ranging from September, 1999 through November, 2017.

                              MARSHALL INDUSTRIES

NOTE 5: COMPREHENSIVE INCOME

     During fiscal 1999 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") which requires disclosure of comprehensive income defined as the aggregate change in shareholders' equity excluding changes in ownership interests. The Company recognized comprehensive income as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                  AUGUST 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Net income..................................................  $ 8,448    $ 7,870
Foreign currency translation loss...........................      324       (262)
Unrealized gain (loss) on marketable securities, net of
  taxes.....................................................    4,838     (1,916)
                                                              -------    -------
Comprehensive income........................................  $13,610    $ 5,692
                                                              =======    =======

NOTE 6: INVESTMENTS

     The investments balance includes the Company's 16% equity interest in Eurotronics, B.V. ("Eurotronics"), investments in Serial Systems, Ltd. ("Serial"), and Agile Software Corporation ("Agile"). The investment in Eurotronics is accounted for under the equity method while the investments in Serial and Agile are accounted for as marketable securities.

     The Company recorded a reduction of $.6 million in its investment in Eurotronics during the first quarter of fiscal 2000 representing the amortization of goodwill associated with the investment and its pro-rata share of Eurotronics' net operating loss for the period.

     As reported by Avnet, it has entered into a definitive agreement, subject to certain regulatory approvals, with the shareholders of Eurotronics to acquire the 84% of Eurotronics not owned by the Company. In September 1999, Avnet also entered into a definitive agreement with the Company to purchase its investment in Eurotronics. The sale will be at estimated fair market value, for cash, and will approximate the carrying value.

     At August 31, 1999, the fair market value of the Company's investments in Serial and Agile increased by $7.9 million. This unrealized gain on these investments for the current quarter, net of a $3.1 million income tax provision, was credited to Shareholders' Investment and is also included in the net increases to comprehensive income as described in Note 5.

     (b) Pro forma financial information.

     Pursuant to the instructions to Item 7 of Form 8-K, the financial information required by Item 7(b) will be filed by amendment within 60 days after the date that this report is required to be filed.

     (c) Exhibits:

     2.1 Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999, between Avnet and Marshall (incorporated by reference to Exhibit 2.1 to Avnet's Registration Statement on Form S-4 (Registration No. 333-86721) filed September 8, 1999).

     23.1 Consent of Arthur Andersen LLP (incorporated by reference to Exhibit 23 to Marshall Industries' Annual Report on Form 10-K for the fiscal year ended May 31, 1999, filed with the Securities and Exchange Commission on August 27,
1999).

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  INTRODUCTION

     The following unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the merger of Marshall into Avnet and include Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended July 2, 1999 and an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 2, 1999. The pro forma financial statements are based on the historical consolidated financial statements of Avnet as of and for the year ended July 2, 1999 and the historical financial statements of Marshall as of and for the year ended May 31, 1999.

     The Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended July 2, 1999 assume that the merger had been consummated as of the first day of the fiscal year presented, and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 2, 1999 assumes that the merger was consummated on July 2, 1999.

     The pro forma adjustments are based on the Merger Agreement and related agreements, under which Marshall shareholders received cash and/or Avnet common stock for their shares of Marshall common stock. For purposes of preparing the unaudited pro forma condensed consolidated financial statements, the value of the Avnet common stock issued is based upon the average closing price of Avnet common stock for a period commencing two trading days before and ending two trading days after the October 12, 1999 measurement date, the day on which the exchange ratio for the Avnet stock component of the purchase price was determined pursuant to the Merger Agreement, and on the 16,687,614 shares of Marshall common stock outstanding on the October 20, 1999 effective date of the merger, plus the number of options on Marshall common stock outstanding on the effective date which were converted to options on Avnet common stock. The estimated aggregate amount to be allocated to the assets acquired consists of (in thousands):

Avnet common shares issued to Marshall shareholders.........  $269,309
Cash paid to Marshall shareholders..........................   326,798
Avnet stock options (net of tax effect).....................     6,985
Estimated costs and expenses of the merger..................    11,500
                                                              --------
                                                              $614,592
                                                              ========

     The pro forma adjustments are based on preliminary estimates, which are derived from available information and certain assumptions. Although Avnet believes, based on available information, that the fair values and allocation of the merger consideration included in the unaudited pro forma condensed consolidated financial statements are reasonable estimates, final purchase accounting adjustments will be made on the basis of evaluations and estimates made after the effective time of the merger. As a result, the final allocation of costs related to the merger may differ significantly from that presented herein. The Unaudited Pro Forma Condensed Consolidated Statements of Income exclude any potential benefits that might result from the acquisition due to synergies that may be derived and from the elimination of any duplicate costs. In addition, the pro forma adjustments do not reflect possible acquisition related costs relating to restructuring, integration, abandonment of assets and other similar items, which could result in significant other charges. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results that actually would have occurred if the merger occurred on the dates indicated or of results which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements and the historical consolidated financial statements and accompanying notes for Marshall, which appears above in this Item 7, and for Avnet, which appear in its Annual Report on Form 10-K for the fiscal year ended July 2, 1999.

                      AVNET, INC. AND MARSHALL INDUSTRIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JULY 2, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma condensed consolidated statement of income for the fiscal year ended July 2, 1999 assumes that the merger was completed as of June 27, 1998.

                                                            YEAR ENDED JULY 2, 1999
                                            --------------------------------------------------------
                                                                          PRO FORMA
                                             AVNET(1)    MARSHALL(2)    ADJUSTMENTS(A)    PRO FORMA
                                            ----------   -----------    --------------    ----------
Sales.....................................  $6,350,042   $1,722,646                       $8,072,688
Cost of sales.............................   5,401,472    1,457,256                        6,858,728
                                            ----------   ----------                       ----------
Gross profit..............................     948,570      265,390                        1,213,960
Operating expenses........................     775,337      204,879       $   3,908(b)       984,124
                                            ----------   ----------       ---------       ----------
Operating income..........................     173,233       60,511          (3,908)         229,836
Interest expense..........................     (52,096)     (15,163)        (18,587)(c)      (85,846)
Other income (expense), net...............       1,875      (23,149)                         (21,274)
Gain on disposition of business...........     252,279           --                          252,279
                                            ----------   ----------       ---------       ----------
Income before taxes.......................     375,291       22,199         (22,495)         374,995
Income taxes..............................     200,834       19,899          (7,637)(d)      213,096
                                            ----------   ----------       ---------       ----------
Net income................................  $  174,457   $    2,300       $ (14,858)      $  161,899
                                            ==========   ==========       =========       ==========
Earnings per share(e):
  Basic...................................  $     4.90                                    $     3.82
                                            ==========                                    ==========
  Diluted.................................  $     4.86                                    $     3.77
                                            ==========                                    ==========
Shares used to compute earnings per
  share(e):
  Basic...................................      35,595                                        42,413
                                            ==========                                    ==========
  Diluted.................................      35,917                                        42,912
                                            ==========                                    ==========

---------------
(1) The consolidated statement of income for Avnet for its fiscal year ended July 2, 1999 includes the net gain on exiting the printed catalog business offset by special charges associated with the reorganization of Avnet's Electronics Marketing Group. The net positive effect on fiscal 1999 pre-tax income, net income and diluted earnings per share were $183,028, $63,969 and $1.78, respectively.

(2) The consolidated statement of income for Marshall for its fiscal year ended May 31, 1999 includes a write-down of Marshall's investment in Eurotronics B.V. amounting to $19,500 pre-tax and after-tax, or $1.17 per share on a diluted basis.

                      AVNET, INC. AND MARSHALL INDUSTRIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JULY 2, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

     The following unaudited pro forma condensed consolidated balance sheet as of July 2, 1999 assumes that the merger was completed at that date.

                                                              AS OF JULY 2, 1999
                                              ---------------------------------------------------
                                                                         PRO FORMA
                                                AVNET       MARSHALL    ADJUSTMENTS    PRO FORMA
                                              ----------    --------    -----------    ----------
Assets:
Current assets:
     Cash and interest-bearing
       investments..........................  $  311,982    $  2,831     $(264,798)(a) $   50,015
     Receivables............................     960,639     215,041                    1,175,680
     Inventories............................     997,247     340,476                    1,337,723
     Other..................................      43,455      26,091                       69,546
                                              ----------    --------     ---------     ----------
       Total current assets.................   2,313,323     584,439      (264,798)     2,632,964
  Property, plant & equipment at cost,
     net....................................     194,012      38,725                      232,737
  Goodwill..................................     385,648     117,179       213,989(b)     716,816
  Investments in unconsolidated
     affiliates.............................          --      30,571        (9,588)(b)     20,983
  Other assets..............................      91,714       1,614                       93,328
                                              ----------    --------     ---------     ----------
       Total assets.........................  $2,984,697    $772,528     $ (60,397)    $3,696,828
                                              ==========    ========     =========     ==========
Liabilities:
  Current liabilities:
     Borrowings due within one year.........  $      288    $ 17,500     $ (17,500)(c) $      288
     Accounts payable.......................     480,377     167,598                      647,975
     Accrued expenses and other.............     315,198      33,239        (4,760)(d)    343,677
                                              ----------    --------     ---------     ----------
       Total current liabilities............     795,863     218,337       (22,260)       991,940
  Long-term debt, less due within one
     year...................................     791,226     144,000        91,000(c)   1,026,226
                                              ----------    --------     ---------     ----------
       Total liabilities....................   1,587,089     362,337        68,740      2,018,166
                                              ----------    --------     ---------     ----------
Shareholders' equity:
  Common stock..............................      44,416      16,616        (9,798)(e)     51,234
  Additional paid-in capital................     435,930      41,019       233,217(e)     710,166
  Retained earnings.........................   1,496,357     348,973      (348,973)(f)  1,496,357
  Cumulative translation adjustments........     (46,041)     (1,146)        1,146(f)     (46,041)
  Valuation adjustment......................          --       4,729        (4,729)(f)         --
  Common stock held in treasury.............    (533,054)         --                     (533,054)
                                              ----------    --------     ---------     ----------
       Total shareholders' equity...........   1,397,608     410,191      (129,137)     1,678,662
                                              ----------    --------     ---------     ----------
       Total liabilities and shareholders'
          equity............................  $2,984,697    $772,528     $ (60,397)    $3,696,828
                                              ==========    ========     =========     ==========

                          NOTES TO UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

1. AVNET HISTORICAL FINANCIAL DATA

     The historical data presented represents the statements of income of Avnet for the fiscal year ended July 2, 1999 and the balance sheet of Avnet as of July 2, 1999. The statement of income for the fiscal year ended July 2, 1999 includes the net gain on exiting the printed catalog business offset by special charges associated with the reorganization of Avnet's Electronics Marketing Group. The net positive effect on fiscal 1999 pre-tax income, net income and diluted earnings per share were $183,028, $63,969 and $1.78, respectively. More detailed information can be found in the consolidated financial statements and the accompanying notes which appear in Avnet's Annual Report on Form 10-K for the fiscal year ended July 2, 1999.

2. MARSHALL HISTORICAL FINANCIAL DATA

     The historical data presented represents the balance sheet of Marshall as of May 31, 1999, and the statement of income for the fiscal year ended May 31, 1999. The statement of income for the fiscal year ended May 31, 1999 includes a write-down of Marshall's investment in Eurotronics B.V. amounting to $19,500 pre-tax and after-tax, or $1.17 per share on a diluted basis. In addition, the amount included in the line entitled "Interest expense and other" on Marshall's consolidated statement of income for the fiscal year ended May 31, 1999 which is not interest expense (see page 6 above) has been reclassified to "Other income (expense), net" on the Pro Forma Condensed Consolidated Statement of Income. Fiscal 1999 amounts reflect the acquisition of Sterling Electronic Corporation as of January 16, 1998.

3. PRO FORMA ADJUSTMENTS -- CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     (a) Avnet expects to achieve operating efficiencies from the merger. It is anticipated that cost savings will result principally from such areas as warehousing, sales facilities, administration, operations and computer systems. Such anticipated cost savings have not been reflected in the accompanying pro forma condensed consolidated financial statements.

         In addition, the pro forma condensed consolidated statements of income do not reflect any sales attrition which may result from the merger or the portion of costs of the integration into Avnet of the Marshall business which will be charged to operations in fiscal 2000. Such one-time costs, which cannot be accurately estimated at this time, represent only those integration expenses related to Avnet. Costs related to Marshall as a result of the integration, which also cannot be accurately estimated at this time, will eventually be included in goodwill.

     (b) Adjustment to reflect: (1) the incremental amortization of estimated goodwill determined on a straight-line basis over 40 years resulting from the purchase accounting related to the merger amounting to $3,648 and (2) the amortization of deferred financing costs resulting from the proposed borrowing discussed in Note (c) below amounting to $260. The amount of the incremental amortization of estimated goodwill takes into account the fact that the Marshall historical statements of income already include amortization of goodwill which will be part of the goodwill recorded by Avnet once the merger is consummated.

                          NOTES TO UNAUDITED PRO FORMA

     (c) Adjustment to reflect the net increase in interest expense, based upon a presumption of, but not a commitment for, the execution of the two transactions described below:

                                                                        YEAR ENDED
                                                                       JULY 2, 1999
                                                                      --------------
                                                                      (IN THOUSANDS)
        Proposed issuance of $400,000 of ten-year senior notes at an assumed interest rate of 7.5% and short-term borrowings of
          $75,000 at an assumed interest rate of 5.0%...............     $ 33,750
        Elimination of interest on certain Marshall debt which is
        assumed repaid..............................................      (15,163)
                                                                         --------
        Net increase in interest expense                                 $ 18,587
                                                                         ========

       The amount of interest expense based on the incremental debt to be issued as indicated above assumes that the $377,000 of cash received by Avnet on July 2, 1999, the last day of its fiscal 1999, in connection with the disposition of Allied Electronics was not available during fiscal 1999. Of the $377,000 received on July 2, 1999, $136,000 was used to pay down debt and $241,000 was included in "cash and interest-bearing investments" on July 2, 1999.

       A 1/8% change in interest rates will result in a change in interest expense of $594 per annum.

     (d) The income tax impact, assuming an effective tax rate of 40.525%, applied to the deductible pro forma adjustments to the condensed consolidated statements of income described above. (Note: the amortization of goodwill described in note (b)(1) above is not tax benefitted.)

     (e) Assumes the issuance of 6,818,000 shares of Avnet common stock to consummate the merger and additional diluted shares of 177,000 relating to the conversion of Marshall stock options into Avnet stock options.

4. PRO FORMA ADJUSTMENTS -- CONDENSED CONSOLIDATED BALANCE SHEET

     (a) Adjustments to reflect: (1) proceeds from the issuance of new debt ($235,000), (2) payment of the cash portion of the merger consideration ($326,798), (3) repayment of certain Marshall debt discussed in Note
         (c) to the condensed consolidated statement of income (borrowings due within one year $17,500 and long-term debt $144,000) and (4) payment of direct costs associated with the merger ($11,500).

     (b) Adjustments to reflect the increase in cost in excess of net assets acquired attributable to the merger, as follows:

                                                                      (IN THOUSANDS)
                                                                      --------------
        Components of purchase price:
        Common stock portion of merger consideration................     $269,309
        Cash portion of merger consideration........................      326,798
        Issuance of Avnet stock options in exchange for outstanding
          Marshall stock options....................................        6,985
        Estimated direct costs related to the merger (excludes
          write-off of assets and liabilities to be incurred as a
          result of the integration of Marshall into Avnet, the
          amount of which cannot be accurately estimated at this
          time).....................................................       11,500
                                                                         --------
                                                                          614,592
        Less:
        Book value of net assets acquired including cost in excess of net assets acquired on the books of Marshall amounting
          to $126,767...............................................      410,191
                                                                         --------
        Cost in excess of net assets acquired.......................     $204,401
                                                                         ========

        Note -- The total goodwill to be recorded by Avnet resulting from this transaction is $331,168 ($204,401 indicated above and the $126,767 on the books of Marshall).

                          NOTES TO UNAUDITED PRO FORMA

     (c) Adjustment to reflect (1) retirement of Marshall debt (borrowings due within one year $17,500 and long-term debt $144,000) and (2) proposed issuance of debt in connection with the merger taking into account the cash available at July 2, 1999 which includes the cash proceeds received in connection with the disposition of Allied as discussed in Note (c) to the condensed consolidated statements of income ($235,000).

     (d) Adjusted to record tax benefit related to the issuance of Avnet stock options in exchange for Marshall stock options.

     (e) Adjustment to reflect: (1) issuance of Avnet common stock in exchange for Marshall common stock (common stock $6,818 and additional paid-in capital $262,491), (2) effect on additional paid in capital of the deferred compensation related to the issuance of Avnet stock options in exchange for outstanding Marshall stock options ($11,745) and (3) elimination of Marshall common stock and additional paid-in capital (common stock $16,616 and additional paid-in capital $41,019).

     (f) Adjustment to reflect the elimination of Marshall retained earnings, cumulative translation adjustments and valuation adjustment.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          AVNET, INC.
                                          (Registrant)

                                          By:     /s/ RAYMOND SADOWSKI
                                            ------------------------------------
                                            Raymond Sadowski
                                            Senior Vice President and
                                            Chief Financial Officer

Date: November 4, 1999

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
     2        Amended and Restated Agreement and Plan of Merger dated as of June 25, 1999, between Avnet, Inc. and Marshall
              Industries, filed as Appendix A to the Joint Proxy
              Statement/Prospectus constituting Part I of Avnet's
              Registration Statement on Form S-4, Registration No.
              333-86721, and incorporated herein by reference.

    23        Consent of Arthur Andersen LLP.